Exhibit 3.162

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:53 PM 09/09/2016
FILED 05:53 PM 09/09/2016
SR 20165726632 - File Number 6146827

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF

GOLDEN COAST IV, LLC

This Certificate of Formation is being executed as of September 9, 2016 for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C.  §§ 18-101, et seq.

The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

1.             Name.  The name of the limited liability company is Golden Coast IV, LLC (the “Company”).

2.             Registered Office and Registered Agent.  The Company’s registered office in the State of Delaware is located at 850 New Burton Road, Suite 201, in the City of Dover, County of Kent, Delaware, 19904.  The registered agent of the Company for service of process at such address is National Corporate Research, Ltd.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

By:	/s/ Julintip Thirasilpa
Julintip Thirasilpa, an Authorized Person